Exhibit 5.1

YD Bio Limited	D	+852 3656 6054 /
89 Nexus Way, Camana Bay		+852 3656 6061
Grand Cayman, KY1-9009
Cayman Islands
	E	nathan.powell@ogier.com / florence.chan@ogier.com

	Reference:	FYC/AGC/510959.00001

24 October 2025

Dear Sirs

YD Bio Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act), on or about the date hereof. The Registration Statement relates to:

(i)	the resale of 59,386,934 ordinary shares of a par value of US$0.0001 each in the Company (the Ordinary Shares) by certain shareholders (the Selling Shareholders) of the Company (the Resale Shares);

(ii)	the issuance of 5,425,000 Ordinary Shares by the Company upon exercise of the warrants (the Private Warrants) of the Company to subscribe for Ordinary Shares by the Selling Shareholders (the Private Warrant Shares); and

(iii)	the issuance of 11,500,000 Ordinary Shares by the Company upon exercise of the warrants (the Public Warrants, together with the Private Warrants, the Warrants) of the Company to subscribe for Ordinary Shares by other warrant holders of the Company (the Public Warrant Shares, together with the Private Warrant Shares, the Warrant Shares, and together with the Resale Shares and the Private Warrant Shares, the Offering Shares);

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.1 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of registration by way of continuation of the Company (previously known as TRUE VELOCITY, INC.) dated 14 November 2024 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the certificate of incorporation on change of name of the Company dated 18 November 2024 issued by the Registrar;

(c)	the second amended and restated memorandum and articles of association of the Company adopted by special resolution of the Company passed on 7 July 2025 with effect from 26 August 2025 (the Memorandum and Articles);

(d)	a certificate of good standing dated 23 October 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	the register of directors and officers of the Company dated 17 September 2025 (the ROD);

(f)	the shareholder list of the Company as at 21 October 2025 provided to us on 23 October 2025 (the ROM, and together with the ROD, the Registers);

(g)	the written resolutions of all the directors of the Company dated 7 July 2025 and 26 August 2025, respectively (the Board Resolutions);

(h)	the written resolutions of the sole shareholder of the Company dated 7 July 2025 (the Shareholder Resolution, together with the Board Resolutions, the Reviewed Resolutions).

(i)	the merger agreement and plan of reorganization dated 24 September 2024 by and among YD BIOPHARMA LIMITED (YD Biopharma), Breeze Holdings Acquisition Corp. (Breeze Holdings) and Breeze Merger Sub, Inc. (the Parent Merger Sub), as supplemented by (i) an joinder to such agreement dated 20 November 2024 by and among the Company, BH Biopharma Merger Sub Limited (the Company Merger Sub), YD Biopharma, Breeze Holdings and the Parent Merger Sub, and (ii) the amendment No.1 to such merger agreement and plan of reorganization dated 30 May 2025 by and among YD Biopharma, Breeze Holdings, the Parent Merger Sub, the Company and Company Merger Sub (the Merger Agreement).

(j)	the warrant agreement dated 23 November 2020 by and between Breeze Holdings and Continental Stock Transfer & Trust Company;

(k)	the assignment and assumption agreement dated 26 August 2025 by and among the Company, Breeze Holdings and Continental Stock Transfer & Trust Company;

(l)	a certificate from a director of the Company dated 23 October 2025 as to certain matters of fact (the Director’s Certificate); and

(m)	the Registration Statement.

(items (i) – (k) shall be collectively referred to as the Transaction Documents)

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is up-to-date, accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where we have been provided with successive drafts of the Registration Statement marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Company’s issuance of the Offering Shares and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions in connection with the Company’s issuance of the Offering Shares and approved by the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	the relevant Transaction Documents have been duly executed and unconditionally delivered by or on behalf of all respective parties thereto (other than the Company) in accordance with all relevant laws, and that such execution and delivery and the performance of the obligations therein contained will be within the capacity and powers of, and will be legal, valid, binding and enforceable against, all relevant parties in accordance with their terms under all relevant laws;

(i)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(j)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offering Shares and none of the Offering Shares have been offered or issued to residents of the Cayman Islands;

(k)	the Selling Shareholders are those shareholders to which the Company issued the Ordinary Shares and the Warrants pursuant to the Reviewed Resolutions in connection with the Merger Agreements;

(l)	the Company will have sufficient authorised but unissued share capital to effect the issue of any of the Warrant Shares at the time of issuance on the exercise of any Warrants;

(m)	the Company has received or will have receive consideration for the full exercise price of the Warrant Shares, which shall be equal to at least the par value thereof;

(n)	at the time of the issuance of the Warrant Shares, the Company will not have been struck off, dissolved or placed in liquidation;

(o)	the form and terms of the Merger Agreement and the Company’s incurrence and performance of its obligations under the Merger Agreement or in respect of Offering Shares (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the Cayman Islands;

(p)	each party (other than the Company) has capacity, power and authority to enter into and perform their obligations under the Transaction Documents entered into by such parties in connection with the issuance of the Offering Shares, and the due execution and delivery thereof by each party thereto;

(q)	the Merger Agreement is legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws(the Relevant Law) (other than, with respect to the Company, the laws of the Cayman Islands);

(r)	the choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands);

(s)	the Memorandum and Articles appended to the Registration Statement will not be further amended and will be the effective memorandum and articles of association of the Company immediately prior to the date that any Warrant Shares are issued by the Company pursuant to the Warrants and the Registration Statement;

(t)	there are no agreements, documents or arrangements (other than the Documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Merger Agreement or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

(u)	the Company is, and after the issuance (where applicable) of the Warrant Shares, able to pay its liabilities as they fall due; and

(v)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly registered by way of continuation as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Valid Issuance of Offering Shares

(b)	The Resale Shares issued by the Company to the Selling Shareholders and being proposed for resale by the Selling Shareholders as contemplated by the Registration Statement have been duly authorised for issuance and were validly issued, fully paid and non-assessable, except that the Resale Shares shall be subject to the restrictions as provided in the Merger Agreement and other relevant transaction agreements.

(c)	The Warrant Shares to be issued pursuant to the Warrants have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the relevant Warrants in accordance with the terms thereof, the relevant Transaction Documents, the Registration Statement (if applicable), the Reviewed Resolutions and the provisions of the memorandum and articles of association of the Company then in effect, and once the exercise price as stated in the Warrants, which shall not be less than the par value per Warrant Share, is paid; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement or the applicable Transaction Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the Offering Shares while the Registration Statement is effective.

Yours faithfully

Ogier